Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Skystar Bio-Pharmaceutical Company of our report dated March 30, 2012 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Skystar Bio-Pharmaceutical Company for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Sherman Oaks, California

April 27, 2012